Exhibit (4)(A19)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

730 Third Avenue, New York, NY 10017

Telephone: [800-842-2733]

Retirement Choice Plus Non-ERISA Annuity Contract

RETIREMENT CHOICE PLUS NON-ERISA

ANNUITY CONTRACT NO.: [xxxxxxxx]

CONTRACTHOLDER: [National Academy of Sciences]

DATE OF ISSUE: [January 1, 2013]

This contract (“the Contract”) was made and delivered in [the State of state], and is subject to the laws and regulations thereof.

This contract is issued in consideration of the payment of premiums by the Contractholder to Teachers Insurance and Annuity Association of America (“TIAA”).

The Contract may be amended by TIAA without the consent of any other person, provided that such change does not reduce the then current accumulation of any Annuitant, or any benefit purchased under the Contract up to that time. TIAA may stop accepting premiums under the Contract at any time.

The provisions contained on the following pages (the Certificate) are part of the Contract.

Senior Vice President and	President and
Corporate Secretary	Chief Executive Officer

IGRSPNE-MC